EXHIBIT 4.7
                                  DYNAGEN, INC.

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND RIGHTS OF SERIES I PREFERRED STOCK

         The undersigned officer of DynaGen, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred by the Certificate of Incorporation, as amended to date, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of DynaGen, Inc., on June 29, 1999 adopted a resolution providing for certain powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of certain shares of Series I Preferred Stock, $.01 par value, of the Corporation, which resolution is as follows:

         RESOLVED: That, pursuant to the authority vested in the Board of Directors of the Corporation and in accordance with the General Corporation Law of the State of Delaware and the provisions of the Corporation's Certificate of Incorporation, a series of 3,000 shares of the authorized Preferred Stock, par value $.01 per share, of the Corporation is hereby created as the Series I Preferred Stock, and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as set forth on Exhibit A attached hereto.

         EXECUTED as of this 29th day of June, 1999.

                                                 DYNAGEN, INC.


                                                 By:/s/ Dhananjay G. Wadekar
                                                    ------------------------
                                                    Dhananjay G. Wadekar
                                                    Executive Vice President

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                                    Exhibit A


         C. Description and Designation of Series I Preferred Stock

            1. Designation and Definitions.

         a. Designation. A total of 3,000 shares of the Corporation's previously undesignated Preferred Stock, $.01 par value, shall be designated as the "Series I Preferred Stock." The original issue price per share of the Series I Preferred Stock shall be $1,000 (the "Original Issue Price").

         b. Certain Definitions. As used herein, the following terms, unless the context otherwise requires, have the following respective meanings:

                    i. "Conversion Date" means each date on which the Corporation receives by telecopy written notice in accordance with Section (5) hereof from a holder of Series I Preferred Stock that such holder elects to convert shares of its Series I Preferred Stock.

                    ii. "Issue Date" means, with respect to each share of Series I Preferred Stock held by any holder, the date on which the Corporation originally issued such share to such holder (irrespective of any subsequent transfer or other disposition of such share to any other holder).

            2. Dividends.

         a. Stated Dividend. Commencing on the Issue Date and continuing thereafter, a dividend will accrue and be paid quarterly in arrears at the rate of 8% per annum (the "Stated Dividend") with respect to each issued share of Series I Preferred Stock. Stated Dividend payments shall be made, at the option of the Corporation, in cash or in shares of Common Stock, of the Corporation valued at the "Conversion Rate," as defined in Section 6(a), on June 30 and December 31 of each year.

         b. Payment Upon Conversion. On the date on which any holder of Series I Preferred Stock converts any of its Series I Preferred Stock into Common Stock, the accrued Stated Dividend with respect to the shares so converted shall be paid to such holder. All accrued and unpaid Stated Dividends also shall be payable upon the liquidation, dissolution or winding up of the Corporation.

         c. Fractional Shares. Notwithstanding anything herein to the contrary, no fractional shares shall be issued pursuant to this Section 2, and the number of shares of Common Stock issued upon the payment of the Stated Dividend shall be rounded to the nearest whole share.

         d. Declared Dividends. Except to the extent provided in this Section 2, holders of shares of Series I Preferred Stock shall not be entitled to participate in any dividends which may be declared or paid on the Common Stock, any other class or series of Preferred Stock or otherwise.

            3. Liquidation, Dissolution or Winding Up.

         a. Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of

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its insolvency, before any distribution or payment is made to any holders of
Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series I Preferred Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated by the Board of Directors in the future to be senior to, or on a parity with, the Series I Preferred Stock with respect to liquidation preferences, the holders of each share of Series I Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the Original Issue Price per share of Series I Preferred Stock held by any holder, plus accrued and unpaid dividends pursuant to Section 2 above (the "Liquidation Value"). For purposes hereof, the Series I Preferred Stock will rank junior to all classes of preferred stock currently outstanding but senior to the Common Stock.

         If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series I Preferred Stock the full amount to which they otherwise would be entitled, the holders of Series I Preferred Stock shall share ratably in any distribution of available assets in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respec to the outstanding shares of the Series I Preferred Stock if all liquidation preference amounts with respect to such shares were paid in full, based upon the aggregate Liquidation Value payable upon all shares of Series I Preferred Stock then outstanding.

         After such payment shall have been made in full to the holders of the Series I Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series I Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock and any class or series of capital stock designated to be junior to the Series I Preferred Stock (if any) in right of payment upon any liquidation, dissolution or winding up of the Corporation.

         The amounts set forth above shall be subject to equitable adjustment by the Board of Directors whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Common Stock or Series I Preferred Stock.

         (b) Distributions Other than Cash. Whenever the distributions provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series I Preferred Stock.

            4. Voting Power.

         (a) General. Except as otherwise expressly provided in this Section 4 or as otherwise required by the General Corporation Law of the State of Delaware, each holder of Series I Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series I Preferred Stock could be converted, pursuant to the provisions of Section 6 hereof, at the record date

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

for the determination of stockholders entitled to vote on any matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law, the holders of shares of Series I Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a, single class on all matters submitted to the stockholders of the Corporation.

         Such determination of "whole shares" shall be based upon the aggregate number of shares of Series I Preferred Stock held by each holder, and not upon each share of Series I Preferred Stock so held by the holder.

            5. Amendments to Charter. For so long as there are any shares of Series I Preferred Stock outstanding, the Corporation shall not amend its Certificate of Incorporation or this Certificate of Designation without the approval, by vote or written consent, of the holders of at least a majority of the then outstanding shares of Series I Preferred Stock, voting together as a class, each share of Series I Preferred Stock to be entitled to one vote in each instance, if such amendment would adversely affect the rights of the holders of Series I Preferred Stock. The creation of other classes or series of Preferred Stock having voting powers, preferences and relative, participating, optional and other special rights or provisions of any kind different from or superior to those of the Series I Preferred Stock shall be deemed not to adversely affect the rights of the holders of the Series I Preferred Stock.

            6. Conversion Rights.

         (a) Each holder of shares of Series I Preferred Stock shall be entitled, at its option, subject to the following provisions of this Section 6, to convert all or a portion of such holder's shares of Series I Preferred Stock and accrued but unpaid dividends on shares of Series I Preferred Stock into shares of Common Stock at any time until April 30, 2002 (the "Mandatory Conversion Date") at a conversion price for each share of Common Stock (the "Conversion Rate") equal to the Current Market Price (as defined below) multiplied by eighty percent (80%); provided that the Original Issue Price of the shares of Series I Preferred Stock being converted is not less than the lower of (x) Two Thousand Dollars (US $2,000) (unless if at the time of such election to convert the aggregate Original Issue Price of all shares of Series I Preferred Stock registered to the holder is less than US $2,000, then the whole amount thereof) or (y) the maximum amount which the holder can then convert pursuant to the terms of Section 6(d) hereof.

         (b) For purposes of this Section 6, the following terms have the meanings indicated below:

                    (i) "Market Price of the Common Stock" means (x) the closing bid price of the Common Stock for the period indicated in the relevant provision, as reported by Bloomberg, LP or, if not so reported, as reported on the over-the-counter market or (y) if the Common Stock is listed on a stock exchange, the closing price on such exchange, as reported in The Wall Street Journal.

                    (ii) "Current Market Price" means the average Market Price of the Common Stock for the three (3) trading days (which need not be consecutive) selected by the holder from the five (5) trading days ending on the trading day immediately before the relevant Conversion Date (as defined below).

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         (c) Conversion shall be effectuated by surrendering the certificate representing shares of Series I Preferred Stock to be converted to the Company accompanied by or preceded by facsimile or other delivery to the Company of the form of conversion notice ("Notice of Conversion"), substantially in the form set forth below, executed by the holder of the shares evidencing such holder's intention to convert the shares of Series I Preferred Stock and accompanied, if required by the Company by proper assignment thereof in blank. Subject to the provisions of Section 2(a) hereof, unpaid dividends accrued or accruing from the date of issuance to the date of conversion shall, at the option of the Company, be paid in cash or shares of Common Stock upon conversion at the Conversion Rate applicable to such conversion. No fractional shares of Common Stock or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date on which the holder faxes to (617) 354-3902 or such other number a may be provided by the Company to the holder or otherwise delivers the Notice of Conversion, duly executed, to the Company, provided that the holder shall deliver to the Company's transfer agent or the Company the original certificate representing shares of Series I Preferred Stock being converted within five (5) business days thereafter (and if not so delivered with such time, the Conversion Date shall be the date on which the later of the Notice of Conversion and the original certificate representing shares of Series I Preferred Stock being converted is received by the Company). Certificates representing Common Stock issuable upon conversion will be delivered within three (3) business days from the date the Notice of Conversion is delivered to the Company as contemplated in the first sentence of this paragraph (c) or the original certificates representing shares of Series I Preferred Stock being converted is delivered to the Company.

         (d) In no event (except (i) with respect to a Mandatory Conversion or (ii) if the Company is in default under any provision of the shares of Series I Preferred Stock or of any of the Transaction Agreements, as defined in the Securities Purchase Agreement, dated May 13, 1999 (the "Securities Purchase Agreement"), by and among the Company and the original Purchasers of the 8% Convertible Debentures which were exchanged for shares of Series I Preferred Stock) shall the holder be entitled to convert any shares of Series I Preferred Stock to the extent that, after such conversion, the sum of (1) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series I Preferred Stock or unexercised portion of any Warrants issued to the holder pursuant to the Transaction Documents ("Warrants")), and (2) the number of shares of Common Stock issuable upon the conversion of the shares of Series I Preferred Stock or exercise of the Warrants with respect to which the determination of this sentence is being made, would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as otherwise provided in clause (1) of such proviso.

         (e) Anything herein to the contrary notwithstanding, in the event the Company breaches the provisions of Section 7.3 or 7.4 of the Securities Purchase Agreement, the Conversion Rate shall be amended to be equal to (i) 90% of (ii) the Conversion Rate determined in accordance with the other provisions of the Series I Preferred Stock without regard to this Section 6(e), and the holder may require the Company to immediately redeem the outstanding portion of the shares of Series I Preferred Stock in accordance with clause (y) of Section 6(g) hereof.

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         (f) All shares of Series I Preferred Stock together with accrued and unpaid dividends not converted as of the Mandatory Conversion Date, shall be automatically converted, without further action of any kind by the Company or any of its agents, employees or representatives, as of the Mandatory Conversion Date at the Conversion Rate applicable on the Mandatory Conversion Date ("Mandatory Conversion").

         (g) The holder recognizes that the Company may be limited in the number of shares of Common Stock it may issue by (i) reason of its authorized shares, or (ii) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded (collectively, the "Cap Regulations"). Without limiting the other provisions hereof, (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Series I Preferred Stock without violating the Cap Regulations and (ii) if, despite taking such steps, the Company still can not issue such shares of Common Stock without violating the Cap Regulations, the holders of shares of Series I Preferred Stock (to the extent the same can not be converted in compliance with the Cap Regulations, "Uncovered Series I Preferred Shares"), shall have the option, exercisable in each holder's sole and absolute discretion, to elect any one of the following remedies:

                    (x) require the Company to issue shares of Common Stock in accordance with such holder's Notice of Conversion relating to the Uncovered Series I Preferred Shares at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for any three (3) consecutive trading days (subject to the equitable adjustments for certain events occurring during such period as provided in the shares of Series I Preferred Stock) during the five (5) trading days immediatel preceding the date of the Notice of Conversion; or

                    (y) require the Company to redeem each Uncovered Series I Preferred Stock for an amount (the "Cap Redemption Amount"), payable in cash, equal to:

                                   V x 125% y

         where:

                    "V" means the Original Issue Price of the relevant shares of Series I Prefered Stock plus accrued and unpaid dividends through the Cap Redemption Date (as defined below) of Uncovered Series I Preferred Shares.

The holder of Uncovered Series I Preferred Shares may elect one of the above remedies with respect to a portion of such Uncovered Series I Preferred Shares and the other remedy with respect to other portions of the Uncovered Series I Preferred Shares.

         (h) Notwithstanding any other provision hereof to the contrary, at any time prior to the Conversion Date, the Company shall have the right to redeem all or any portion of the then outstanding shares of Series I Preferred Stock then held by the holder in cash for an amount (the "Redemption Amount") equal to the product of (a) the Original Issue Price of such outstanding shares of Series I Preferred Stock plus all accrued but unpaid interest thereon through the date the Redemption Amount is paid to the holder (the "Redemption Payment Date'), times (b) 125%.

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         The Company shall give at least ten (10) business days' written notice of such redemption to the holder of shares of Series I Preferred Stock to be redeemed (the "Notice of Redemption"). Anything in the preceding provisions of this Section 5 to the contrary notwithstanding, the Redemption Amount shall, unless otherwise agreed to in writing by the holder after receiving the Notice of Redemption, be paid to the holder in good funds at least five (5) but not more than ten (10) business days from the date for redemption set forth in the Notice of Redemption, except that, with respect to any shares of Series I Preferred Stock for which a Notice of Redemption is given, the holder shall have the right, exercisable by submitting a Notice of Conversion to the Company within five (5) business days of the Holder's receipt of the Company's Notice of Redemption, to convert any or all of the shares of Series I Preferred Stock sought to be redeemed (a "Redemption Notice Conversion") and the Redemption Notice Conversion shall take precedence over the redemption contemplated by the Notice of Redemption. Such shares of Series I Preferred Stock shall be converted in accordance with the terms hereof. Furthermore, in the event such Redemption Amount is not timely paid, any rights of the Company to redeem outstanding shares of Series I Preferred Stock shall terminate, and the Notice of Redemption shall be null and void. Any redemption contemplated by this Section 6(h) shall be made only in cash by the payment of immediately available good funds to the Holder.

         (i) No recourse shall be had for the payment of the Original Issue Price of, or the dividends on, any shares of Series I Preferred Stock, or for any claim based thereon or on the Transaction Documents, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

         (j) If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, then the shares of Series I Preferred Stock outstanding at the effective time of such merger, consolidation, sale or transfer may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which the shares of Series I Preferred Stock might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any proposed merger, consolidation or sale or transfer of all or substantially all of the assets of the Company (a "Sale"), each holder of shares of Series I Preferred Stock shall have the right to convert by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of notice of such Sale from the Company. In the event the holder hereof shall elect not to convert, the Company may redeem the shares of Series I Preferred Stock by paying the Redemption Amount contemplated by Section 6(h) hereof, less all amounts required by law to be deducted, upon which tender of payment following such notice, the right of conversion shall terminate.

         (k) If, for any reason, prior to the Conversion Date or the Redemption Payment Date, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or of a part of its assets which represents 40% of its gross assets or 40% of its gross

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revenue for the prior twelve months in a transaction (a "Spin Off") in which the
Company does not receive compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities') to be issued to security holders of the Company, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the holder had all of the holder's shares of Series I Preferred Stock outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Series I Preferred Stock") been converted as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the holder on the conversion of all or any of the shares of Series I Preferred Stock, such amount of the Reserved Spin Off shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the shares of Series I Preferred Stock then being converted, and (II) the denominator is the number of shares of Series I Preferred Stock issued and outstanding as of the Record Date.

         (l) Each holder of Series I Preferred Stock agrees that any payments of money (and not of stock or other securities) as payment of Original Issue Price and dividends under the shares of Series I Preferred Stock shall be subordinated in right of payment to the prior payment in full of all indebtedness of the Company for money borrowed from banks or other institutional lenders (including but not limited to Argosy Investment Partners, L.P., Sirrom Capital Corporation, and Finova Mezzanine Capital, Inc.) and their successors and assigns, whether outstanding on the date hereof or hereafter incurred, which is not by its terms subordinate and junior to or on a parity with the shares of Series I Preferred Stock ("Senior Debt"'). The holder hereby designates and appoints the holders of Senior Debt as its agent and attorney-in-fact to demand, sue for, collect and receive such Senior Debt holder's ratable share of all payments of money and to file any necessary proof of claim therefor and to take all such other action in the name of the holder as such Senior Debt holder may determine to be necessary or appropriate for the enforcement of this Section 6(l). If any payment of money shall be made to the holder before all Senior Debt shall have been paid in full, despite or in violation of this subordination, such payment shall be held in trust for and paid and delivered ratably to the holders of Senior Debt until all Senior Debt shall have been paid in full.

         (m) All payments contemplated hereby to be made "in cash" shall be made in immediately available good funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments of cash and each delivery of shares of Common Stock issuable to the holder as contemplated hereby shall be made to the holder at the address last appearing on the Series I Preferred Stock Register of the Company as designated in writing by the holder from time to time; except that the holder can designate, by notice to the Company, a different delivery address for any one or more specific payments or. deliveries.

         (n) The following shall constitute an "Event of Default":

                    (i) The Company shall default in the payment of any amounts owed under the Series I Preferred Stock and same shall continue for a period of ten (10) days; or

                    (ii) Any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement, the Registration Rights Agreement (as defined in the Securities Purchase Agreement) or in any certificate or financial or other written statements

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heretofore or hereafter finished by the Company in connection with the execution and delivery of the Securities Purchase Agreement shall be false or misleading in any material respect at the time made; or

                    (iii) The Company fails to issue shares of Common Stock to the holder or to cause its transfer agent to issue shares of Common Stock upon exercise by the holder of the conversion rights of the holder in accordance with the terms of the Series I Preferred Stock, fails to transfer or to cause its transfer agent to transfer any certificate for shares of Common Stock issued to the holder upon conversion of the shares of Series I Preferred Stock and when required by the Series I Preferred Stock or the Registration Rights Agreement, and such transfer is otherwise lawful, or fails to remove any restrictive legend or to cause its Transfer Agent to transfer on any certificate or any shares of Common Stock issued to the holder upon conversion of the shares of Series I Preferred Stock as and when required by the terms of the Series I Preferred Stock, the Securities Purchase Agreement or the Registration Rights Agreement, and such legend removal is otherwise lawful, and any such failure shall continue uncured for five (5) business days.

                    (iv) The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Series I Preferred Stock and such failure shall continue uncured for a period of thirty (30) days after written notice from the holder of such failure; or

                    (v) The Company shall fail to perform or observe, in any material respect, any covenant, term, provision, condition, agreement or obligation of the Company under the Securities Purchase Agreement or the Registration Rights Agreement and such failure shall continue uncured for a period of thirty (30) days after written notice from the holder of such failure (other than a failure to cause the Registration Statement to become effective no later than the Required Effective Date, as defined and provided in the Registration Rights Agreement, as to which no such cure period shall apply); or

                    (vi) The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

                    (vii) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

                    (viii) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

                    (ix) Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Thousand ($200,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated,

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unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

                    (x) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

                    (xi) The Company shall have its Common Stock suspended or delisted from any exchange or the over-the-counter market from trading for in excess of five (5) consecutive trading days. Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the holder and in the holder's sole discretion, the holder may require payment in full of the Original Issue Price and accrued but unpaid dividends on all shares of Series I Preferred Stock owned by such holder, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the holder may immediately enforce any and all of the holder's rights and remedies provided herein or any other rights or remedies afforded by law.


                                     FORM OF

                              NOTICE OF CONVERSION

  (To be Executed by the Registered Holder in order to Convert the shares of Series I Preferred Stock)



The undersigned hereby irrevocably elects to convert ____ shares of Series I Preferred Stock into shares of Common Stock of DYNAGEN INC. (the "Company") according to the conditions hereof, as of the date written below.


Conversion Date*
______________________________________________________________________________


Applicable Conversion Price
______________________________________________________________________________


Signature
______________________________________________________________________________

                                     [Name]



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Address:
______________________________________________________________________________
______________________________________________________________________________

*The original certificate representing shares of Series I Preferred Stock must be received by the Company or its transfer agent by the fifth business date following the Conversion Date.

            7. Notices of Record Date. In the event of any:

         c. taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

         d. capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or

         e. voluntary or involuntary dissolution, liquidation or winding up of tile, Corporation, then and in each such event the Corporation shall telecopy and thereafter mail or cause to be mailed to each holder of Series I Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or, winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be telecopied and thereafter mailed by first class mail, postage prepaid, or by express overnight courier service, at least ten (10) days prior to the date specified in such notice on which such action is to be taken.




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